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                                                                     Exhibit 8.2


                                     [Date]



Harbor Federal Bancorp, Inc.
705 York Road
Baltimore, Maryland  21204
Attention: Robert A. Williams, President

          Re: Agreement and Plan of Merger dated as of May 3, 2000 by and between Provident Bankshares Corporation and Harbor Federal Bancorp, Inc.


Ladies and Gentlemen:

          You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (Merger) of Harbor Federal Bancorp, Inc. (Harbor) with and into Provident Bankshares Corporation (Provident).

          In connection with the preparation of our opinion, we have examined and have relied upon the following:

          (i) The Agreement and Plan of Merger dated May 3, 2000 by and between Provident and Harbor, including the exhibits thereto (Agreement), the Resolution of Harbor's Board of Directors to undertake the Merger and the Resolution of Harbor's shareholders approving the Merger;

          (ii) Provident's Registration Statement on form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on June 21, 2000, as supplemented and amended to the date hereof (the "Registration Statement");

          (iii) The representations and undertaking of Harbor substantially in the form of Exhibits [ ]; and

          (iv) The representations and undertakings of Provident substantially in the form of Exhibit [ ] hereto.

          Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mention documents. In rendering our opinion, we have
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Board of Directors
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assumed the accuracy of all information and the performance of all undertakings contained in each of such documents, and we have assumed that all representations made to the knowledge of any person or entity or with similar qualification will be true and correct as if made without such qualification. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions are made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable. References herein to the "Code" shall be to the Internal Revenue Code of 1986, as amended to the date hereof.

                                    OPINION

          Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

          1. The merger of Harbor into Provident will constitute and qualify as a reorganization under section 368(a)(1)(A) of the Code.

          2.   Harbor will not recognize gain or loss on the Merger under section 354(a)(1) of the Code;

          3. Each shareholder of Harbor who exchanges in the Merger, shares of Harbor common stock solely for shares of Provident common stock:

               (a) will recognize no gain or loss as a result of the exchange, under section 354(a)(1) of the Code, except with regard to cash received in lieu of a fractional share, as discussed below;

               (b) will have, under section 358(a)(1) of the Code, an aggregate basis for the shares of Provident common stock received (including any fractional share of Provident common stock deemed to be received, as described in paragraph 2, below) equal to the aggregate adjusted tax basis of the shares of Harbor common stock surrendered;

               (c) will have, under section 1223(1) of the Code, a holding period for the shares of Provident common stock received (including any fractional share of Provident common stock deemed to be received, as described in paragraph 2, below) which includes the holding period of the shares of Harbor common stock surrendered, provided that the shares of Harbor
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Board of Directors
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               common stock surrendered are held as capital assets at the time of the Merger.

          4. Each shareholder of Harbor who receives, in the Merger, cash in lieu of a fractional share of Provident common stock will be treated as if the fractional share had been received in the Merger and then redeemed by Provident. Provided that the shares of Harbor common stock surrendered are held as capital assets at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Harbor common stock allocable to the fractional share. See sections 1001 and 1222 of the Code; Rev. Rul 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2
C.B. 574)

          We express no opinion with regard to: (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of Harbor who acquired shares of Harbor common stock pursuant to the exercise of employee stock options or otherwise as compensation and, (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, and persons who hold their Harbor common stock as part of a "straddle," "hedge" or "conversion transaction," and
(2) federal, state, local and foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

          The foregoing opinion reflects our legal judgement solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

          This opinion is provided for the benefit of Harbor. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.

                                        Very truly yours,


                                        Stradley Ronon Housley Kantarian &
                                        Bronstein, LLP



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                                        by: [partner]